Farmer Mac Reports Second Quarter Financial Results
$15.1 Billion in Outstanding Volume; Core Earnings of $11.6 Million
WASHINGTON, D.C., August 10, 2015 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the quarter ended June 30, 2015, which included continued strong asset quality in the portfolio and $470 million in net business volume growth that brought total outstanding business volume to $15.1 billion. Farmer Mac's second quarter 2015 core earnings, a non-GAAP measure, were $11.6 million ($1.02 per diluted common share), compared to $9.1 million ($0.80 per diluted common share) in first quarter 2015 and $23.2 million ($2.05 per diluted common share) in second quarter 2014.
"Second quarter 2015 was a milestone for Farmer Mac. With the completion of the special initiatives related to capital and liquidity that we began last year, this is the first quarter in the last year and a half in which our financial results were driven exclusively by the underlying fundamentals of our business," said President and Chief Executive Officer Tim Buzby. "We maintained positive trends in the three main drivers of our business, with nearly $470 million of net growth in our program assets, an ongoing modest improvement in average spreads, and continued strong asset quality. These factors resulted in core earnings growth compared to the previous quarter. The increase in our program business was broad-based across most of our lines of business and was driven by the combination of Farmer Mac's effective business development efforts and good customer demand for our products. In fact, we believe that the relative value that Farmer Mac offers its customers can increase in an environment where availability of credit is a bit tighter. While the agricultural economy continues to adjust to lower commodity prices and the West Coast drought, we believe that the overall business climate for Farmer Mac is positive. In fulfilling our mission to serve rural America, we are constantly looking to expand our customer base and working to innovate and develop new solutions that help bring low-cost capital to agricultural and rural communities."
Earnings
Farmer Mac's net income attributable to common stockholders for second quarter 2015 was $22.2 million ($1.94 per diluted common share), compared to $20.2 million ($1.78 per diluted common share) for second quarter 2014. The increase compared to the previous year's quarter was primarily attributable to the effects of unrealized fair value changes on financial derivatives and hedged assets, which was a $10.4 million after-tax gain in second quarter 2015, compared to a $3.1 million after-tax loss in second quarter 2014. In addition, preferred stock dividend expense decreased by $2.8 million after-tax primarily as a result of the redemption of all outstanding shares of Farmer Mac II LLC Preferred Stock on March 30, 2015. Second quarter 2014 included an $11.6 million tax benefit related to Farmer Mac's cash management and liquidity initiative (commenced in second quarter 2014 and completed in fourth quarter 2014) with no similar effect in second quarter 2015. The year-over-year increase in net income attributable to common stockholders was also offset by Farmer Mac's provision for losses in second quarter 2015 of $0.8 million after-tax, compared to a release from the allowance for losses of $1.7 million after-tax in second quarter 2014.
Core earnings in second quarter 2015 were $11.6 million ($1.02 per diluted common share), compared to $9.1 million ($0.80 per diluted common share) in first quarter 2015 and $23.2 million ($2.05 per diluted common share) in second quarter 2014. The increase in second quarter 2015 core earnings compared to first quarter 2015 was primarily due to the elimination of $3.5 million after-tax in dividend payments as a result of the completion of the capital restructuring initiative and an increase in after-tax net effective spread of $0.3 million. The increase was offset in part primarily by a $1.3 million after-tax increase in credit expenses and a $0.4 million after-tax increase in operating expenses. The increase in operating expenses was primarily attributable to legal fees incurred for the preparation of comment letters that were finalized and submitted in June 2015 in response to the FCA's proposed rule on Farmer Mac's corporate governance.
The year-over-year decrease in core earnings was primarily due to the absence in second quarter 2015 of the $11.6 million tax benefit realized in second quarter 2014 related to the cash management and liquidity initiative. A number of other factors combined to largely offset each other for the year-over-year comparison, including a $2.5 million after-tax increase in credit expenses and a $2.8 million after-tax decrease in preferred dividend expense resulting from the redemption of Farmer Mac II LLC Preferred Stock netted against the incremental preferred dividend costs incurred as part of the capital restructuring initiative.
See "Non-GAAP Earnings Measures" below for more information about core earnings and for a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings.
Business Volume Highlights

During second quarter 2015, Farmer Mac added $731.1 million of new business volume, with AgVantage securities and Farm & Ranch loan purchases driving the volume. Specifically, Farmer Mac:

•	purchased $307.3 million of AgVantage securities;

•	purchased $196.9 million of newly originated Farm & Ranch loans;

•	purchased $111.4 million of USDA Securities;

•	added $102.9 million of Farm & Ranch loans under LTSPCs; and

•	purchased $12.5 million of Farmer Mac Guaranteed USDA Securities.
After $261.1 million of maturities and principal paydowns on existing business during the quarter, Farmer Mac's outstanding business volume increased a net $469.9 million from March 31, 2015 to $15.1 billion as of June 30, 2015.
Farmer Mac experienced an increase in demand for its loan products in the Farm & Ranch line of business in second quarter 2015 compared to first quarter 2015 due to greater participation from bank customers and a general up-tick in lending activity in second quarter 2015. For the first six months of 2015, loan purchase volumes were modestly below those for the same period in 2014, but demand seems stable in this range and reflects a return to volume levels more consistent with historical trends. However, prepayment rates remain subdued and therefore trends in net loan growth are favorable. Farmer Mac continues to expand its lender network, customer base, and product set, which may generate additional demand for Farmer Mac's products from new sources. As an example, new business volume for second quarter 2015 included $76.9 million of financing in "Farm Equity AgVantage" transactions, a variation of Farmer Mac's AgVantage wholesale financing product. Although this product is in the early stages of development, Farmer Mac believes there is opportunity to expand this type of business as both the trend toward institutional investment in agricultural assets and awareness of the Farm Equity AgVantage product continues to grow. Since this product was introduced in third quarter 2014, Farmer Mac's total outstanding business volume related to the Farm Equity AgVantage product was $187 million as of June 30, 2015. Farmer Mac also provided $180 million of AgVantage financing to the National Rural Utilities Cooperative Finance Corporation as part of a transaction involving the refinancing of existing Rural Utilities Service ("RUS") debt completed by a large generation and transmission utility. This transaction is indicative of the RUS refinancing opportunities Farmer Mac has discussed in recent quarters and which we believe continue to exist.
Net Effective Spread
Farmer Mac's net effective spread was $29.8 million (88 basis points) in second quarter 2015, compared to $29.3 million (86 basis points) in first quarter 2015 and $29.0 million (92 basis points) in second quarter 2014. The increase in net effective spread in second quarter 2015 compared to first quarter 2015 was attributable to growth in outstanding business volume, an increase in net effective spread in the USDA Guarantees and Institutional Credit lines of business, and to a lower average balance of cash and lower spread investments within the liquidity investment portfolio.
The dollar increase in net effective spread in second quarter 2015 compared to second quarter 2014 was primarily attributable to growth in outstanding business volume and lower funding costs. The basis point reduction in percentage terms was driven primarily by the loss of $2.1 million in preferred dividend income (7 basis points) from the October 2014 redemption of high-yielding preferred stock held in Farmer Mac's investment portfolio. Partially offsetting this reduction were lower funding costs in second quarter 2015 compared to second quarter 2014, due to the maturity of older, higher-cost debt and the issuance of new debt at lower market spreads during the second half of 2014 and first half of 2015.
Credit Quality
Farmer Mac continues to maintain very favorable credit metrics in its four lines of business. In the Farm & Ranch portfolio, 90-day delinquencies were $31.9 million (0.58 percent of the Farm & Ranch portfolio) as of June 30, 2015, compared to $32.1 million (0.60 percent) as of March 31, 2015, and $25.9 million (0.49 percent) as of June 30, 2014. The increase in the 90-day delinquency rate in 2015 was primarily related to a single borrower to which Farmer Mac had $9.4 million of exposure as of June 30 2015, and whose delinquency was not related to industry conditions or the profitability of the borrower's operation. In July 2015, Farmer Mac received full repayment on loans to this borrower. Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to Farmer Mac's historical averages due to macroeconomic and other potential factors, but Farmer Mac has not yet seen an impact on its portfolio or a rise in delinquencies related to these factors. Farmer Mac's average 90-day delinquency rate for the Farm & Ranch line of business over the last fifteen years is approximately one percent.
During second quarter 2015, Farmer Mac recorded provisions to its allowance for losses of $1.3 million, primarily related to a single loan secured by a canola processing plant, and Farmer Mac believes it is adequately reserved for loss related to this loan. Farmer Mac recorded $111,000 in charge-offs to its allowance for losses during second quarter 2015. During second quarter 2014, Farmer Mac recorded net releases from its allowance for losses of $2.6 million, primarily related to paydowns of ethanol loans. Farmer Mac also recorded $57,000 of charge-offs to its allowance for loan losses during second quarter 2014.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.21 percent of total business volume as of June 30, 2015, compared to 0.22 percent as of March 31, 2015, and 0.18 percent as of June 30, 2014.
The western part of the United States, including California, continues to experience drought conditions, with the water level in many California reservoirs at historically low levels. The persistence of extreme drought conditions in the western states could have an adverse effect on Farmer Mac’s delinquency rates or loss experience in the future, but Farmer Mac has not observed any material effect on its portfolio from the drought to date. Farmer Mac continues to remain informed about the drought and its effects on the agricultural industries located in the western states and on Farmer Mac's Farm & Ranch portfolio through regular discussions with its loan servicers that service loans in drought-stricken areas, as well as customers and other lenders in the industry.

Lines of Business
Farmer Mac's operations consist of four reportable lines of business – Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit. The Institutional Credit business segment is comprised of all of Farmer Mac's wholesale funding products for agricultural and rural utility counterparties, and currently includes all of its AgVantage securities. Beginning in first quarter 2015, Farmer Mac revised its methodology for interest expense allocation among the Farm & Ranch, USDA Guarantees, and Rural Utilities lines of business. As a result of this revision, a greater percentage of interest expense has been allocated to the longer-term assets (which are associated with more expensive longer-term financing) included within the USDA Guarantees and Rural Utilities lines of business. Net effective spread for periods prior to the quarter ended March 31, 2015 does not reflect this revision. Net effective spread by business segment for second quarter 2015 was $9.7 million (182 basis points) for Farm & Ranch, $4.5 million (98 basis points) for USDA Guarantees, $2.8 million (118 basis points) for Rural Utilities, and $10.9 million (78 basis points) for Institutional Credit.

Liquidity and Capital
Farmer Mac's core capital totaled $553.4 million as of June 30, 2015, exceeding the statutory minimum capital requirement by $109.6 million, or 25 percent, compared to $766.3 million as of December 31, 2014, which was $345.0 million, or 82 percent, above the statutory minimum capital requirement. The decrease in core capital was a direct result of the redemption of $250.0 million of Farmer Mac II LLC Preferred Stock on March 30, 2015. Farmer Mac issued an aggregate of $150 million of non-cumulative preferred stock during the first half of 2014 and used the proceeds of these preferred stock offerings and cash on hand to cause Farmer Mac II LLC to redeem all of the outstanding shares of Farmer Mac II LLC Preferred Stock. The preferred stock issued in 2014 qualifies as Tier 1 capital for Farmer Mac whereas the Farmer Mac II LLC Preferred Stock that was redeemed did not qualify as Tier 1 capital.
As of June 30, 2015, Farmer Mac's total stockholders' equity was $576.1 million, compared to $545.8 million as of December 31, 2014. The increase in total stockholders' equity was primarily attributable to increases in retained earnings and in accumulated other comprehensive income due to increases in fair value of available-for-sale securities. The increases in the fair value of available-for-sale securities were driven primarily by lower U.S. Treasury rates.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 194 days of liquidity during second quarter 2015 and had 187 days of liquidity as of June 30, 2015.
Non-GAAP Earnings Measure
Farmer Mac uses core earnings to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings principally differs from net income attributable to common stockholders by excluding the effects of fair value fluctuations, which are not expected to have a cumulative net impact on financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is generally expected. Core earnings also differs from net income attributable to common stockholders by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business.
This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings is presented in the following table along with a breakdown of the composition of core earnings:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$22,162	$1,818	$20,205
Less the after-tax effects of:
Unrealized gains/(losses) on financial derivatives and hedging activities	10,388	(582)	(3,053)
Unrealized gains/(losses) on trading assets(1)	110	236	(46)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(81)	(529)	(179)
Net effects of settlements on agency forward contracts	128	(164)	236
Loss on retirement of Farmer Mac II LLC Preferred Stock(2)	—	(6,246)	—
Sub-total	10,545	(7,285)	(3,042)
Core earnings	$11,617	$9,103	$23,247

Composition of Core Earnings:
Revenues:
Net effective spread	$29,787	$29,257	$29,049
Guarantee and commitment fees	4,085	4,012	4,216
Other(3)	(24)	(405)	(520)
Total revenues	33,848	32,864	32,745

Credit related expense/(income):
Provision for/(release of) losses	1,256	(696)	(2,557)
REO operating expenses	—	(1)	59
Losses/(gains) on sale of REO	—	1	(168)
Total credit related expense/(income)	1,256	(696)	(2,666)

Operating expenses:
Compensation and employee benefits	5,733	5,693	4,889
General and administrative	3,374	2,823	3,288
Regulatory fees	600	600	594
Total operating expenses	9,707	9,116	8,771

Net earnings	22,885	24,444	26,640
Income tax expense/(benefit)(4)	8,091	6,692	(4,734)
Non-controlling interest	(119)	5,354	5,819
Preferred stock dividends	3,296	3,295	2,308
Core earnings	$11,617	$9,103	$23,247

Core earnings per share:
Basic	$1.06	$0.83	$2.13
Diluted	1.02	0.80	2.05

(1)	Excludes unrealized gains related to securities sold, not yet purchased of $7.8 million during the three months ended June 30, 2014.

(2)	Relates to the write-off of deferred issuance costs as a result of the retirement of Farmer Mac II LLC Preferred Stock.

(3)
Includes $7.8 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $7.8 million of unrealized gains on securities sold, not yet purchased during the three months ended June 30, 2014.

(4)
Includes the reduction of $11.6 million of tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased during the three months ended June 30, 2014.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Six Months Ended
	June 30, 2015	June 30, 2014
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$23,980	$21,018
Less the after-tax effects of:
Unrealized gains/(losses) on financial derivatives and hedging activities	9,806	(5,448)
Unrealized gains on trading assets(1)	346	380
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value(2)	(610)	(8,206)
Net effects of settlements on agency forward contracts	(36)	60
Loss on retirement of Farmer Mac II LLC Preferred Stock(3)	(6,246)	—
Sub-total	3,260	(13,214)
Core earnings	$20,720	$34,232

Composition of Core Earnings:
Revenues:
Net effective spread	$59,044	$55,485
Guarantee and commitment fees	8,097	8,531
Other(4)	(429)	(930)
Total revenues	66,712	63,086

Credit related expense/(income):
Provision for/(release of) losses	560	(1,883)
REO operating expenses	(1)	61
Losses/(gains) on sale of REO	1	(165)
Total credit related expense/(income)	560	(1,987)

Operating expenses:
Compensation and employee benefits	11,426	9,345
General and administrative	6,197	6,082
Regulatory fees	1,200	1,188
Total operating expenses	18,823	16,615

Net earnings	47,329	48,458
Income tax expense/(benefit)(5)	14,783	(400)
Non-controlling interest	5,235	11,366
Preferred stock dividends	6,591	3,260
Core earnings	$20,720	$34,232

Core earnings per share:
Basic	$1.89	$3.14
Diluted	1.82	3.02

(1)	Excludes unrealized gains related to securities sold, not yet purchased of $7.8 million during the six months ended June 30, 2014

(2)	Includes $7.5 million related to the acceleration of premium amortization in first quarter 2014 due to significant refinancing activity in the Rural Utilities line of business.

(3)	Relates to the write-off of deferred issuance costs as a result of the retirement of Farmer Mac II LLC Preferred Stock.

(4)
Includes $7.8 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $7.8 million of unrealized gains on securities sold, not yet purchased during the six months ended June 30, 2014.

(5)
Includes the reduction of $11.6 million of tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased during the six months ended June 30, 2014. Includes the reduction in tax valuation allowance of $0.8 million associated with certain gains on investment portfolio assets during the six months ended June 30, 2014.

More complete information about Farmer Mac's performance for second quarter 2015 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 filed today with the U.S. Securities and Exchange Commission ("SEC").
Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements herein, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac or its sources of business;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A of in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 16, 2015. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's second quarter 2015 financial results and Form 10-Q will be held beginning at 11:00 a.m. eastern time on Monday, August 10, 2015 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: http://www.farmermac.com/Investors/ConferenceCall/
If you are dialing in to the call, please ask for the conference chairman Tim Buzby. You will receive additional instructions when you join the call. The call can be heard live and will also be available for replay on Farmer Mac’s website at the link provided above for two weeks following the conclusion of the call.
About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Additional information about Farmer Mac (including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-guaranteed loans. Information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	June 30, 2015	December 31, 2014
	(in thousands)
Assets:
Cash and cash equivalents	$1,683,156	$1,363,387
Investment securities:
Available-for-sale, at fair value	1,851,899	1,938,499
Trading, at fair value	606	689
Total investment securities	1,852,505	1,939,188
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	4,051,208	3,659,281
Held-to-maturity, at amortized cost	1,822,027	1,794,620
Total Farmer Mac Guaranteed Securities	5,873,235	5,453,901
USDA Securities:
Available-for-sale, at fair value	1,825,406	1,731,222
Trading, at fair value	33,770	40,310
Total USDA Securities	1,859,176	1,771,532
Loans:
Loans held for investment, at amortized cost	3,153,012	2,833,461
Loans held for investment in consolidated trusts, at amortized cost	512,559	692,478
Allowance for loan losses	(5,939)	(5,864)
Total loans, net of allowance	3,659,632	3,520,075
Real estate owned, at lower of cost or fair value	750	421
Financial derivatives, at fair value	7,455	4,177
Interest receivable (includes $6,338 and $9,509, respectively, related to consolidated trusts)	101,127	106,874
Guarantee and commitment fees receivable	37,847	39,462
Deferred tax asset, net	23,130	33,391
Prepaid expenses and other assets	46,584	55,413
Total Assets	$15,144,597	$14,287,821

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$7,632,668	$7,353,953
Due after one year	6,013,237	5,471,186
Total notes payable	13,645,905	12,825,139
Debt securities of consolidated trusts held by third parties	516,004	424,214
Financial derivatives, at fair value	69,373	84,844
Accrued interest payable (includes $5,302 and $5,145, respectively, related to consolidated trusts)	50,183	48,355
Guarantee and commitment obligation	36,417	37,925
Accounts payable and accrued expenses	245,785	81,252
Reserve for losses	4,637	4,263
Total Liabilities	14,568,304	13,505,992

Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,508,000 shares and 9,406,267 shares outstanding, respectively	9,508	9,406
Additional paid-in capital	116,098	113,559
Accumulated other comprehensive income, net of tax	22,733	15,533
Retained earnings	221,477	201,013
Total Stockholders' Equity	576,106	545,801
Non-controlling interest	187	236,028
Total Equity	576,293	781,829
Total Liabilities and Equity	$15,144,597	$14,287,821

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$3,094	$5,101	$5,959	$10,338
Farmer Mac Guaranteed Securities and USDA Securities	34,484	32,957	67,606	65,803
Loans	28,814	26,417	56,778	40,786
Total interest income	66,392	64,475	130,343	116,927
Total interest expense	34,528	42,502	67,690	77,228
Net interest income	31,864	21,973	62,653	39,699
(Provision for)/release of allowance for loan losses	(110)	1,583	(186)	1,010
Net interest income after (provision for)/release of allowance for loan losses	31,754	23,556	62,467	40,709
Non-interest income:
Guarantee and commitment fees	3,388	3,703	6,765	7,487
Gains/(losses) on financial derivatives and hedging activities	14,389	(5,698)	10,507	(13,276)
Gains on trading securities	170	7,748	532	8,403
Gains on sale of available-for-sale investment securities	—	143	6	158
Gains/(losses) on sale of real estate owned	—	168	(1)	165
Other income	260	200	873	292
Non-interest income	18,207	6,264	18,682	3,229
Non-interest expense:
Compensation and employee benefits	5,733	4,889	11,426	9,345
General and administrative	3,374	3,288	6,197	6,082
Regulatory fees	600	594	1,200	1,188
Real estate owned operating costs, net	—	59	(1)	61
Provision for/(release of) reserve for losses	1,146	(974)	374	(873)
Non-interest expense	10,853	7,856	19,196	15,803
Income before income taxes	39,108	21,964	61,953	28,135
Income tax expense/(benefit)	13,769	(6,368)	18,000	(7,509)
Net income	25,339	28,332	43,953	35,644
Less: Net loss/(income) attributable to non-controlling interest	119	(5,819)	(5,235)	(11,366)
Net income attributable to Farmer Mac	25,458	22,513	38,718	24,278
Preferred stock dividends	(3,296)	(2,308)	(6,591)	(3,260)
Loss on retirement of preferred stock	—	—	(8,147)	—
Net income attributable to common stockholders	$22,162	$20,205	$23,980	$21,018

Earnings per common share and dividends:
Basic earnings per common share	$2.01	$1.85	$2.19	$1.93
Diluted earnings per common share	$1.94	$1.78	$2.11	$1.85
Common stock dividends per common share	$0.16	$0.14	$0.32	$0.28

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Volume
	As of June 30, 2015	As of December 31, 2014
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,197,934	$2,118,867
Loans held in trusts:
Beneficial interests owned by third party investors	512,559	421,355
USDA Guarantees:
USDA Securities	1,817,720	1,756,224
Farmer Mac Guaranteed USDA Securities	33,822	27,832
Rural Utilities:
Loans(1)	954,188	718,213
Loans held in trusts:
Beneficial interests owned by Farmer Mac(1)	—	267,396
Institutional Credit:
AgVantage Securities	5,841,410	5,410,413
Total on-balance sheet	$11,357,633	$10,720,300
Off-balance sheet:
Farm & Ranch:
LTSPCs	2,199,266	2,240,866
Guaranteed Securities	575,811	636,086
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	10,888	13,978
Institutional Credit:
AgVantage Securities	986,529	986,528
Total off-balance sheet	$3,772,494	$3,877,458
Total	$15,130,127	$14,597,758

(1)	Reflects the unwinding of certain consolidated trusts with the effect that loans previously consolidated on the balance sheet as "Loans held in trusts" currently are included within "Loans."

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit(1)		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
June 30, 2015	$9,681	1.82%	$4,466	0.98%	$2,838	1.18%	$10,860	0.78%	$1,942	0.25%	$29,787	0.88%
March 31, 2015(2)	10,114	1.97%	4,225	0.95%	2,804	1.15%	10,425	0.77%	1,689	0.20%	29,257	0.86%
December 31, 2014(3)	8,682	1.71%	5,250	1.19%	2,908	1.18%	9,871	0.78%	1,732	0.26%	28,443	0.91%
September 30, 2014	8,207	1.68%	5,073	1.18%	2,890	1.16%	9,822	0.78%	3,773	0.59%	29,765	0.97%
June 30, 2014	7,820	1.64%	4,159	0.99%	2,953	1.16%	9,957	0.78%	4,160	0.57%	29,049	0.92%
March 31, 2014(4)	7,114	1.53%	3,784	0.91%	1,990	0.73%	9,406	0.74%	4,142	0.56%	26,436	0.84%
December 31, 2013(4)	10,113	2.20%	4,022	0.97%	2,379	0.89%	9,088	0.72%	4,420	0.58%	30,022	0.94%
September 30, 2013	7,980	1.86%	4,505	1.09%	2,974	1.12%	9,117	0.72%	4,117	0.57%	28,693	0.93%
June 30, 2013	8,228	2.08%	4,508	1.12%	3,056	1.14%	8,805	0.71%	4,294	0.63%	28,891	0.97%

(1)
See Note 1(d) to the consolidated financial statements in Farmer Mac's Quarterly Report on Form 10-Q filed with the SEC on August 10, 2015 for more information about the reclassification of certain amounts in prior periods from guarantee and commitment fees to interest income related to on-balance sheet Farmer Mac Guaranteed Securities.

(2)
Beginning in first quarter 2015, Farmer Mac revised its methodology for interest expense allocation among the Farm & Ranch, USDA Guarantees, and Rural Utilities lines of business. As a result of this revision, a greater percentage of interest expense has been allocated to the longer-term assets included within the USDA Guarantees and Rural Utilities lines of business. Net effective spread for periods prior to the quarter ended March 31, 2015 does not reflect this revision.

(3)
On October 1, 2014, $78.5 million of preferred stock issued by CoBank was called, resulting in a loss of net effective spread of $2.1 million or 30 basis points in the corporate segment. The impact on consolidated net effective spread was 7 basis points.

(4)
First quarter 2014 includes the impact of spread compression in the Rural Utilities line of business from the early refinancing of loans (41 basis points). Fourth quarter 2013 includes the impact in net effective spread in the Farm & Ranch line of business of one-time adjustments for recovered buyout interest and yield maintenance (40 basis points in aggregate) and the impact of spread compression in the Rural Utilities line of business from the early refinancing of loans (26 basis points).

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	June 2015	March 2015	December 2014	September 2014	June 2014	March 2014	December 2013	September 2013	June 2013
	(in thousands)
Revenues:
Net effective spread(1)	$29,787	$29,257	$28,443	$29,765	$29,049	$26,436	$30,022	$28,693	$28,891
Guarantee and commitment fees	4,085	4,012	4,096	4,153	4,216	4,315	4,252	4,134	4,126
Other(2)	(24)	(405)	(1,285)	(2,001)	(520)	(410)	427	(466)	3,274
Total revenues	33,848	32,864	31,254	31,917	32,745	30,341	34,701	32,361	36,291

Credit related expenses/(income):
Provision for/(release of) losses	1,256	(696)	(479)	(804)	(2,557)	674	12	(36)	(704)
REO operating expenses	—	(1)	48	1	59	2	3	35	259
Losses/(gains) on sale of REO	—	1	28	—	(168)	3	(26)	(39)	(1,124)
Total credit related expenses/(income)	1,256	(696)	(403)	(803)	(2,666)	679	(11)	(40)	(1,569)

Operating expenses:
Compensation and employee benefits	5,733	5,693	4,971	4,693	4,889	4,456	4,025	4,523	4,571
General and administrative	3,374	2,823	2,992	3,123	3,288	2,794	3,104	2,827	2,715
Regulatory fees	600	600	600	593	594	594	594	593	594
Total operating expenses	9,707	9,116	8,563	8,409	8,771	7,844	7,723	7,943	7,880

Net earnings	22,885	24,444	23,094	24,311	26,640	21,818	26,989	24,458	29,980
Income tax expense/(benefit)(3)	8,091	6,692	4,858	6,327	(4,734)	4,334	5,279	6,263	7,007
Non-controlling interest	(119)	5,354	5,414	5,412	5,819	5,547	5,546	5,547	5,547
Preferred stock dividends	3,296	3,295	3,296	3,283	2,308	952	882	881	881
Core earnings	$11,617	$9,103	$9,526	$9,289	$23,247	$10,985	$15,282	$11,767	$16,545

Reconciling items (after-tax effects):
Unrealized gains/(losses) on financial derivatives and hedging activities	10,388	(582)	(3,717)	2,685	(3,053)	(2,395)	8,003	4,632	11,021
Unrealized gains/(losses) on trading assets	110	236	679	(21)	(46)	426	(50)	(407)	(212)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(81)	(529)	(811)	(440)	(179)	(8,027)	(10,864)	(421)	(564)
Net effects of settlements on agency forwards	128	(164)	(30)	73	236	(176)	114	(158)	955
Loss on retirement of Farmer Mac II LLC Preferred Stock	—	(6,246)	—	—	—	—	—	—	—
Net income attributable to common stockholders	$22,162	$1,818	$5,647	$11,586	$20,205	$813	$12,485	$15,413	$27,745

(1)
The difference between first quarter 2014 and fourth quarter 2013 net effective spread was due to the impact of one-time adjustments for recovered buyout interest and yield maintenance of $1.8 million in fourth quarter 2013, $0.6 million associated with the early refinancing of AgVantage securities and the recasting of certain Rural Utilities loans, and a lower day count in first quarter 2014.

(2)
Fourth quarter 2014 and third quarter 2014 include $13.6 million and $17.9 million, respectively, of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $12.8 million and $16.4 million, respectively of gains on securities sold, not yet purchased. First quarter 2014 includes additional hedging costs of $0.6 million. Fourth quarter 2013 includes gains on the repurchase of debt of $1.5 million, partially offset by realized losses on the sale of available-for-sale securities of $0.9 million and additional hedging costs of $0.2 million. Second quarter 2013 includes $3.1 million of realized gains from the sale of an available-for-sale investment security.

(3)
Fourth quarter 2014 and second quarter 2014 reflect a reduction of $1.4 million and $11.6 million, respectively, in the tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased. First quarter 2014 and fourth quarter 2013 reflect a reduction in tax valuation allowance of $0.8 million and $2.1 million, respectively, associated with certain gains on investment portfolio assets. Second quarter 2013 includes the reduction of $1.1 million of tax valuation allowance against capital loss carryforwards related to realized gains from the sale of an available-for-sale investment security.